Exhibit 99.1

            YORK International Announces Dividend Increase

    YORK, Pa.--(BUSINESS WIRE)--Feb. 18, 2004--YORK International Corporation (NYSE:YRK) today announced its intention to increase the quarterly dividend to its stockholders. The board of directors plans to increase the regular quarterly dividend by 33% from fifteen cents per share to twenty cents per share payable on the common stock of the company.
    Commenting on the dividend increase, Chief Executive Officer, C. David Myers, said, "Our record of strong cash flow has enabled us to substantially reduce our debt over the past four years and created the opportunity to increase our dividend. The increase reflects continued confidence in our future performance."

    YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 22,300 employees worldwide.

    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008